Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

INDUS COMPLETES ACQUISITIONS OF LAND FOR FUTURE DEVELOPMENT

NEW YORK, NEW YORK (January 25, 2023) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, announced that it has completed the previously disclosed acquisitions of land parcels in the Orlando, Florida and Lehigh Valley, Pennsylvania markets. The Company used cash on hand to complete the acquisitions.

The acquisition of the fully entitled land parcel in the Orlando, Florida market (the “Orlando Land”) totals approximately 75 acres and is expected to support the future development of three industrial/logistics buildings totaling approximately 574,000 square feet. The Orlando Land was purchased for $17.4 million.

The acquisition of the fully entitled land parcel in the Lehigh Valley, Pennsylvania market (the “Lehigh Valley Land”) totals approximately 11 acres and is expected to support the future development of one industrial/logistics building totaling approximately 90,000 square feet. The Lehigh Valley Land was purchased for $2.3 million.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the potential development capacity of the Orlando Land and the Lehigh Valley Land, and the timing, completion and/or stabilization of the potential developments on the Orlando Land and the Lehigh Valley Land. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission (“SEC”) filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by other filings with the SEC. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.